Exhibit 10.2

January 31, 2020
CONFIDENTIAL
TO:    Babcock & Wilcox Enterprises, Inc.
Re:    Amendment No. 20 and Refinancing Term Sheet
Ladies and Gentlemen:
Reference is made to (i) that certain Amendment No. 20, dated as of the date hereof (the “Amendment”) to that certain Credit Agreement, dated as of May 11, 2015 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 10, 2016, Amendment No. 2 to Credit Agreement, dated as of February 24, 2017, Amendment No. 3 to Credit Agreement, dated as of August 9, 2017, Amendment No. 4 to Credit Agreement, dated as of September 20, 2017, Amendment No. 5 to Credit Agreement, dated as of March 1, 2018, Amendment No. 6 to Credit Agreement, dated as of April 10, 2018, Consent and Amendment No. 7 to Credit Agreement, dated as of June 1, 2018, Amendment No. 8 to Credit Agreement, dated as of August 9, 2018, Amendment No. 9 and Consent to Credit Agreement, dated as of September 14, 2018, Amendment No. 10 to the Credit Agreement, dated as of September 28, 2018, Amendment No. 11 to the Credit Agreement, dated as of October 4, 2018, Amendment No. 12 to the Credit Agreement, dated as of October 31, 2018, Amendment No. 13 to the Credit Agreement, dated as of December 19, 2018, Amendment No. 14 to the Credit Agreement, dated as of January 15, 2019, Amendment No. 15 and Limited Waiver to the Credit Agreement, dated as of March 19, 2019, Amendment No. 16 to the Credit Agreement, dated as of April 5, 2019, Amendment No. 17 to the Credit Agreement, dated as of August 7, 2019, Amendment No. 18 to the Credit Agreement, dated as of December 31, 2019, Amendment No. 19 to the Credit Agreement, dated as of January 17, 2020, and from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Credit Agreement”) among Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), Bank of America, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement) (in such capacity, the “Administrative Agent”), and each of the Lenders from time to time party thereto, and (ii) the Refinancing Term Sheet attached thereto as Annex A. Capitalized terms used herein but not defined herein have the meaning given to them in the Amendment. The undersigned (the “Backstop Party”) desires to provide a commitment (the “Backstop Commitment”) to the Company to (i) fund any shortfall in the $200,000,000 of new debt and/or equity financing pursuant to the Refinancing (as defined in the Refinancing Term Sheet) in accordance with the requirements set forth in the Refinancing Term Sheet (the “Minimum New Funding Requirement”) that is not funded by third parties, including, without limitation, the requirement that the Refinancing occur on or prior to May 11, 2020 (the “Refinancing Deadline”), and (ii) convert, or cause its applicable affiliates to convert, Term Loans (including Tranche A-3 Term Loans) into equity to the extent necessary to comply with the requirements of the Refinancing Term Sheet, subject to the terms and conditions set forth herein.
In connection with the foregoing, the Backstop Party irrevocably commits and agrees that the Backstop Party shall, (i) to the extent that the Company is unable to or fails to secure third parties to fund the full amount of the Minimum New Funding Requirement in the form of debt and/or through the issuance of equity (including convertible debt), in accordance with the requirements of the Refinancing Term Sheet, make available to the Company the Minimum New Funding Requirement sufficiently in advance of the Refinancing Deadline in the form of debt and/or equity such that the Company may effectuate the Refinancing in accordance with the requirements set forth in the Refinancing Term Sheet such that the Refinancing occurs on or prior to the Refinancing Deadline and, (ii) to the extent that the Company is unable to or fails to secure third parties to fund a sufficient amount of the Minimum New Funding Requirement through the issuance of equity in accordance with the Refinancing indebtedness cap set forth in the Refinancing Term Sheet, convert, or cause its applicable affiliates to convert, Term Loans (including Tranche A-3 Term Loans) into equity to the extent necessary to comply with the requirements of the Refinancing Term Sheet. For the avoidance of doubt, if the Backstop Party is required to fund any of the Minimum New Funding Requirement in connection with its obligations in the proceeding sentence, the form that such funding shall take, the terms of such debt and/or equity and whether any or all of the Backstop Party’s new or existing debt is convertible or converted into equity shall be in accordance with the requirements of the Refinancing Term Sheet.
The Backstop Party commits and agrees that it will not make any assignments of, or sell any participations in, the Term Loans (including Tranche A-3 Term Loans) to any party other than an affiliate that the Backstop Party has the ability to cause to comply with the commitments and other agreements hereunder relating to the Term Loans.
The obligation of the Backstop Party to fund its Backstop Commitment may not be assigned to any other person or entity without the prior written consent of the Company and the Administrative Agent; provided, however, that the Backstop Party may syndicate its obligations to fund the Refinancing, so long as the Backstop Party remains fully obligated hereunder.
This letter agreement (“Letter Agreement”) is binding on and solely to the benefit of and enforceable by the Backstop Party and the Company, and nothing set forth in this Letter Agreement shall be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the Backstop Commitment or any provisions of this Letter Agreement, except, in each case, the Administrative Agent and the Lenders are third party beneficiaries to this Letter Agreement and are entitled to the rights and benefits of the Company hereunder and shall have the right to enforce the provisions hereof as if a party hereto.
The Backstop Party hereby represents and warrants with respect to itself to the Company that (a) it has all corporate, limited liability company or limited partnership power and authority to execute, deliver and perform this Letter Agreement, (b) the execution, delivery and performance of this Letter Agreement by it has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, (c) this Letter Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of the Backstop Party, (d) the execution, delivery and performance of this Letter Agreement by it does not and will not conflict with, violate the terms of or result in the acceleration of any obligation (i) under any material contract, material commitment or other material instrument to which it is a party or is bound, (ii) its certificate incorporation or organization, bylaws or articles, membership agreement or limited partnership agreement, or (iii) result in the violation of any law or statute applicable to it or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over it, (e) no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance of this Letter Agreement by it, (f) it has available unrestricted cash or cash equivalents, liquid securities and/or uncalled capital commitments in excess of its Backstop Commitment and (g) represents that it has the ability to cause the Term Lenders (including the Tranche A-3 Term Lenders) to comply with the commitments and other agreements hereunder relating to the Term Loans.
The Company hereby represents and warrants with respect to itself to the Backstop Party that (a) it has all corporate, limited liability company or limited partnership power and authority to execute, deliver and perform this Letter Agreement, (b) the execution, delivery and performance of this Letter Agreement by it has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, (c) this Letter Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of the Company, (d) the execution, delivery and performance of this Letter Agreement by it does not and will not conflict with, violate the terms of or result in the acceleration of any obligation (i) under any material contract, material commitment or other material instrument to which it is a party or is bound, (ii) its certificate incorporation or organization, bylaws or articles, membership agreement or limited partnership agreement, or (iii) result in the violation of any law or statute applicable to it or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over it, and (e) no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance of this Letter Agreement by it.
The Backstop Party acknowledges that (i) the Company may seek specific performance of the Backstop Commitment in addition to any other available remedies and (ii) damages are not an adequate remedy with respect to these matters.
The Company and the Backstop Party acknowledge that the Company’s rights, title and interest in and to this Letter Agreement are “Collateral” pledged to the Administrative Agent, for the ratable benefit of the Secured parties, under the Collateral Agreement.
This Letter Agreement is governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof solely in respect of the interpretation and enforcement of the provisions of this Letter Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Letter Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in any of the Courts of the State of New York sitting in New York County and the United States District Court of the Southern District

of New York, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each party hereto hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR CONTEMPLATED BY THIS LETTER AGREEMENT.
This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto with respect to the subject matter hereof. The terms of this Letter Agreement may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[Rest of Page Left Intentionally Blank]

Very truly yours,
B. RILEY FBR, INC.

By:	/s/ Bryant Riley Name: Bryant Riley Title: Executive Officer

[Signature Page to Backstop Letter]

Acknowledged and agreed as of
the date first above written:
BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Dwayne M. Petish Name: Dwayne M. Petish Title: Treasurer

[Signature Page to Backstop Letter]